EXHIBIT 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400

News Release

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Vice President — Investor Relations

iStar Financial Announces Exchange Offer and Consent Solicitation
for its 8.75% Senior Notes due 2008

NEW YORK - September 19, 2006 - iStar Financial Inc. (NYSE: SFI) today announced an offer to exchange iStar 5.95% Senior Notes due 2013 (“2013 notes”) for iStar 8.75% Senior Notes due 2008 (“2008 notes”) and consent solicitations for certain proposed amendments to the indenture governing the 2008 notes. There are $240 million principal amount of 2008 notes outstanding. iStar recently priced, and expects to issue on September 22, 2006, $700 million principal amount of 2013 notes as a new issue. Any 2013 notes issued to holders of 2008 notes in the exchange offer will represent an additional issuance of 2013 notes and will increase the principal amount of the issue.

The offering is only made, and copies of the offering documents will only be made available to, holders of 2008 notes that have certified certain matters to iStar, including their status as “qualified institutional buyers” within the meaning of Rule 144A, or non-U.S. persons as defined under Regulation S, under the Securities Act of 1933 (“Eligible Holders”). An offering memorandum, dated today, will be distributed to Eligible Holders and is available only to Eligible Holders through the information agent, Global Bondholder Services Corporation, at 866-387-1500 or 212-430-3774.

The following provides a brief summary of key elements of the exchange offer:

—                                   iStar is offering to exchange, for each $1,000 principal amount of 2008 notes tendered and accepted, $1,000 principal amount of 2013 notes plus a cash amount equal to the amount by which the total exchange price of the 2008 notes exceeds the issue price of the 2013 notes. Accrued and unpaid interest on the 2008 notes will be added to this cash amount, and accrued and unpaid interest on the 2013 notes will be subtracted from this cash amount.

—                                   The total exchange price of the 2008 notes will include an early participation payment payable only to holders of 2008 notes that validly tender and do not withdraw their 2008 notes at or before 5:00 p.m., New York City time, on October 2, 2006, subject to extension.

—                                   The total exchange price for the 2008 notes and the issue price of the 2013 notes are based on fixed-spread pricing formula that will be calculated at 2:00 p.m., New York City time, on October 2, 2006.

—                                   The exchange offer will expire at 12:00 midnight, New York City time, on October 17, 2006, unless otherwise extended or terminated.

—                                   iStar is concurrently soliciting consents to amend two covenants in the indenture governing the 2008 notes. Eligible Holders may not tender their 2008 notes without delivering consents or deliver consents without tendering the 2008 notes.   If the requisite consents to amend the indenture are received, iStar will sign a supplemental indenture reflecting the amended covenants.

—                                   Tenders of 2008 notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the earlier of the date the supplemental indenture is signed or October 2, 2006, subject to extension. Tenders of 2008 Notes after the earlier of such dates may not be withdrawn.

—                                   The 2013 notes will mature on October 15, 2013 and will bear interest at an annual rate of 5.95%.

—                                   Consummation of the exchange is subject to a number of conditions, including the absence of certain adverse legal and market developments, the valid tender of more than $120 million principal amount of 2008 notes and the consummation of the issuance of the initial $700 million principal amount of 2013 notes.

The 2013 notes have not been registered under the Securities Act or any state securities laws. Therefore, the 2013 notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related consent and letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

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